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                                                                    EXHIBIT 99.1

                      EXECUTIVE MANAGEMENT INCENTIVE PLAN

1.0  ESTABLISHMENT

     1.01 The Executive Management Incentive Plan is effective January 1, 1994. Thereafter, it will continue from year to year, until the Board amends or terminates it.

2.0  DEFINITIONS

     2.01 "Board" is the Board of Directors of Sprint Corporation.

     2.02 "Committee" is the Organization and Compensation Committee of the Board.

     2.03 "Company is Sprint Corporation.

     2.04 "Participant" is a Senior Officer designated by the Committee to participate in the Plan.

     2.05 "Senior Officer" is an officer of the Company holding the office of Senior Vice President or higher.

3.0  PURPOSE

     3.01 The plan is intended to further the Company's objectives by offering competitive incentive compensation to Senior Officers who make substantive contributions to those objectives.

4.0  ADMINISTRATION

     4.01 The Committee will be responsible for the administration of the Plan. This Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable to protect the interests of the Company, and to make all other administrative determinations necessary. Any determination, interpretation or other action made or taken by the Committee pursuant to the Plan's provisions will be final for all purposes and upon all persons.

5.0  PERFORMANCE CYCLE

     5.01 A Performance Cycle consists of a calendar year. Cash may be awarded to participants for each year the Committee approves a plan.

6.0  PERFORMANCE CRITERIA

     6.01 Prior to the beginning of each Performance Cycle, the Committee will determine the factors to be used for measuring performance. Such Committee determinations may vary from year to year.

7.0  ADJUSTMENTS
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     7.01 In the event of a restructuring charge, a change in a method of accounting, or a charge or writedown related to asset impairments, the Committee shall make adjustments to reflect the impact of such items on the Plan features or measurement areas.

     7.02 In the event of a Corporate transaction, such as any merger, consolidation, distribution of stock or property, reorganization or partial or complete liquidation of the Company, the Committee shall make adjustments to reflect the impact of the Corporate transaction on the Plan features or measurement areas.

     7.03 At the Committee's discretion, the payout for a participant may be decreased or eliminated. In determining whether to exercise its discretion pursuant to this paragraph, the Committee shall consider, among the other factors it deems appropriate, the level of incentive awards payable under plans offered by the Company which are similar to the Plan established hereunder.

8.0  PARTICIPATION

     8.01 For each Performance Cycle, the Committee will determine which Senior Officers will participate in the Plan.

     8.02 Senior Officers hired or promoted during a Performance Cycle into a position appropriate for participation in this Plan may either participate in the already existing Cycle on a prorated basis, or be held out until the beginning of the next Cycle. This determination will be made by the Committee.

9.0  PAYMENT

     9.01 The Committee will determine the incentive opportunity (or possible cash payment) earned by each participant for any Performance Cycle.

     9.02 The Committee will certify that the performance criteria were met and approve the payment of each award made under the Plan. Payments will be made following the end of each Performance Cycle. This normally follows the Committee's February meeting.

10.0 DEFERRAL

     10.01 For each Performance Cycle, an eligible participant may elect, in writing, to voluntarily defer all or a portion of a potential payment. This will be consistent with the federal income tax code requirements to effectively defer income. The Committee and the Executive Deferred Compensation Plan will determine the terms of all deferrals.

11.0 TERMINATION OF EMPLOYMENT

     11.01 If termination of employment occurs during a Performance Cycle by reason of death, disability (as determined under the Company's long-term disability
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           program), or normal retirement (as determined under the Company's retirement plan), the Participant will be entitled to a prorated award based upon appropriate Performance Criteria. The Committee will determine the prorated award under the rules and regulations it establishes. The award will be paid when all other payments are made at the end of the cycle. Should a Senior Officer terminate to immediately become employed by an affiliated organization, a prorata payment may also be extended. If termination of employment occurs for reasons other than death, disability, normal retirement or transfer, all the Participant's interests and rights in this Plan will be forfeited, unless otherwise determined by the Committee.

12.0 NON-TRANSFERABILITY

     12.01 A participant's rights and interests under the Plan may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution except as provided by the Plan or specified by the Committee.

13.0 TAX WITHHOLDING

     13.01 The Company retains the right to deduct from all awards paid in cash any taxes required by law to be withheld with respect to cash awards.

14.0 CONTINUANCE OF EMPLOYMENT

     14.01 Nothing under the Plan nor any action taken because of Plan will be construed as giving any employee any right to be retained in the Company's employ.

15.0 AMENDMENT AND TERMINATION

     15.01 The Board, at any time may terminate, and at any time and in any respect may amend or modify the Plan.

16.0 LEGAL REQUIREMENTS

     16.01 The designation of participation and any opportunity in the Plan, together with the payment of cash, will be subject to all applicable federal, state and local laws, rules and regulations.

     16.02 The Plan and all related provisions will be construed in accordance with and governed by the laws of the State of Kansas.